EXHIBIT 23.4

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated October 23, 2002, with respect to the consolidated balance sheet of Rawlings Sporting Goods Company, Inc. and subsidiaries as of August 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended August 31, 2002, included herein and to the references to our firm under the heading “Experts” and “Selected Financial Data” in the prospectus.

/s/    KPMG LLP

St. Louis, Missouri

February 25, 2003